EXHIBIT 99.1

Press Release	Source: EVCI Career Colleges Holding Corp.

EVCI CAREER COLLEGES RECEIVES FINAL REPORT OF COMPLIANCE REVIEW OF INTERBORO INSTITUTE

Yonkers, NY, December 6, 2005 - EVCI Career Colleges Holding Corp. (NASDAQ: EVCI) today announced that it received the final report of a compliance review of Interboro Institute undertaken by the New York State Education Department (“SED”). The purpose of the review was to assess Interboro Institute’s compliance with the laws, rules and regulations governing degree-granting institutions in New York State as the result of Interboro’s application to SED for approval of its Yonkers site as an extension center and its rapid growth in enrollment.

Contemporaneously with this press release, EVCI will be filing a Form 8-K that includes as exhibits documents constituting the final report (including Interboro’s November 3, 2005 response) as well as the report of the independent investigation conducted by Ritzert & Leyton, P.C. that was submitted to SED at the direction of the audit committee of EVCI’s board of directors and another submission by Interboro, dated December 2, 2005, that was not included in the final report.

The final SED report denies extension center status for Interboro’s Yonkers site and requires Interboro to downsize its student enrollment at all its locations in accordance with a plan which must be submitted by Interboro to SED by January 4, 2006. That plan will give effect to significant changes in admissions standards that SED wants Interboro to make so that it can prove a reasonable level of success for its students, including by improving its student retention and graduation rates. EVCI’s management will be meeting with SED officials to discuss the number of new students Interboro can enroll going forward and the necessary changes the college must make to be in full compliance with respect to its registration and accreditation.

Management expects to be in a position to provide specific information regarding the adverse impact of enrollment limitations and other changes on Interboro’s current and future results and financial condition after meeting with SED officials and having more time to evaluate all of the changes that will be made to Interboro’s operations.

About EVCI Career Colleges Holding Corp.:

EVCI is the holding company for Interboro Institute, Technical Career Institutes, Inc. (TCI) and the Pennsylvania School of Business (PSB).

Acquired in January 2000, Interboro offers degree programs leading to the Associate in Occupational Studies degree and Associate in Applied Sciences degree. It has a main campus in mid-town Manhattan and an extension center in each of Flushing, New York and in the Washington Heights section of Manhattan, New York. Interboro also has a college site in Yonkers, New York.

Acquired in September 2005, TCI offers two-year associate degree and certificate programs. With an emphasis on technology, TCI offers programs within three major divisions: Business and New Media Technology; Computer and Electronics Technology; Climate Control Technology. Its main campus is on 31st street diagonally across from Penn Station, and is supported by a nearby annex facility. TCI is accredited by the New York State Board of Regents and was recently awarded regional accreditation by the Middle States Commission on Higher Education.

Acquired in January 2005, PSB is authorized to offer two Associate in Specialized Business degree programs and two diploma programs in information technology as well as three recently authorized business diploma programs. PSB recently relocated to downtown Allentown, Pennsylvania and is offering programs there.

Safe Harbor Statement:

The forward-looking statement in this press release regarding the adverse impact of enrollment limitations and other changes on Interboro’s current and future results and financial condition does not attempt to quantify the materiality of this impact because management is not currently able to assess it. It is possible that SED will require Interboro to make changes that are so significant that Interboro’s results and financial condition will be materially and adversely affected and its business model will no longer be viable. This could prevent EVCI from remaining compliant with the financial and other covenants of its bank line and result in EVCI’s inability to continue its operations. For additional information regarding EVCI’s bank line and risks and other information relating to Interboro’s relationship with SED, references made to EVCI’s 10-Q for its quarter ended September 30, 2005, its 8-K, as amended, dated September 16, 2005 and its 10-KSB for the year ended December 31, 2004.

Contact Information:

Dr. John J. McGrath, CEO and President
EVCI Career Colleges Holding Corp.
914.623.0700

Joseph J. Looney, CFO
EVCI Career Colleges Holding Corp.
914.623.0700